EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of May 4, 2009 (this “Agreement”) by and among Iconix Brand Group, Inc., a Delaware corporation (“Iconix” or the “Buyer”), Donald Edward Hardy and Francesca Passalacqua, trustees of the Hardy/Passalacqua Family Revocable Trust (the “Seller”) and Donald Edward Hardy, individually (“Hardy”).

WITNESSETH:

WHEREAS, Hardy Life, LLC, a California limited liability company (“Hardy Life”) converted into Hardy Way LLC, a Delaware limited liability company (the “Company” ) effective as of May 1, 2009 pursuant to that certain plan of conversion (the “Conversion”);

WHEREAS, the Seller is the owner of in excess of 95% of the membership interests of the Company;

WHEREAS, the Company owns all the right, title and interest in and to the Hardy Brand (as hereinafter defined in Section 3.7) and related assets;

WHEREAS, the Buyer has agreed to purchase a fifty percent (50%) membership interest in the Company from the Seller, upon the terms and subject to the conditions set forth herein; and

WHEREAS, all references to the Company in this Agreement relate to the Company and all of its predecessors, including, but not limited to Hardy Life.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.            Purchase and Sale of Interest.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as hereinafter defined in Section 7) the Seller  shall sell, convey, assign, transfer and deliver to the Buyer and the Buyer shall purchase, 400,000 membership units comprising immediately following the Closing (as hereinafter defined in Section 7) fifty percent (50%) of the aggregate outstanding membership interests in the Company (collectively, the “Interest”), free and clear of any and all liens, adverse claims, options, security interests, restrictions, pledges, mortgages, charges and encumbrances of any kind or nature whatsoever, whether arising by Contract (as hereinafter defined in Section 3.2), operation of law or otherwise (collectively, “Liens”).

2.             Payment of Purchase Price.

2.1.          Purchase Price.  In consideration of the sale, transfer, conveyance and delivery of the Interest, Buyer shall, in full payment thereof, pay to the Seller the aggregate consideration of Seventeen Million Dollars ($17,000,000) (the “Purchase Price”).  At the Closing, the Buyer shall pay the Purchase Price to the Seller as follows: (i) Nine Million Dollars ($9,000,000) shall be paid by wire transfer in immediately available funds on the Closing Date (the “Cash Consideration”) and (ii) the issuance to the Seller, in the manner set forth below of such number of shares of Buyer’s Stock (as hereinafter defined) as are equal to the quotient of (A) Eight Million Dollars ($8,000,000) divided by (B) the average per share closing sales price (the “Per Share Price”) reported on the Nasdaq Global Select Market for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date (the “Shares”).  “Buyer’s Stock” means shares of common stock, par value $0.001 per share, of Iconix.  The Shares shall be delivered as follows: (i) such number of shares of Buyer’s Stock  as are equal to the quotient of (A) One Million Dollars ($1,000,0000) divided by (B) the Per Share Price (the “Escrow Shares”) shall be delivered to the escrow agent (the “Escrow Agent”) appointed pursuant to the escrow Agreement attached hereto as Exhibit “A” (the “Escrow Agreement”); and (ii) the balance of the Shares (“Balance Shares”) shall be delivered to the Seller.  The Escrow Shares shall be used to secure the Seller’s and Hardy’s indemnification obligations under Section 5 of this Agreement.  In addition to the Escrow Shares, Hardy will pledge, pursuant to the Pledge Agreement, 385,000 membership interests owned by Hardy which shall be used to further secure Hardy’s indemnification obligations under Section 5 of this Agreement.

2.2.          Additional Consideration.  Seller shall be entitled to additional consideration (the “Earn Out Consideration”) as determined in accordance with and subject to the terms and conditions set forth in Exhibit “B” attached hereto.

3.             Representations and Warranties Concerning Hardy, the Seller and the Company.  Hardy hereby represents and warrants to the Buyer as follows:

3.1.          Organization, Standing and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the full limited liability company power and authority to own and operate its properties, and execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which the Company is (or is to be) a party.  There is no action or proceeding pending or contemplated to dissolve the Company.  Hardy is an individual and has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement and each of the Transaction Documents (as defined in Section 3.4) to which he is a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The Seller is a trust duly organized, validly existing and in good standing under the laws of the state of its formation.  The Seller has full power and authority to own the Interests and to execute, deliver and perform its obligations under this Agreement and any of the Transaction Documents to which the Seller is (or is to be) a party.  There is no action or proceeding pending or contemplated to dissolve the Seller.

3.2.          Membership Interests.  The Seller is the legal and beneficial owner of in excess of 95% of the issued and outstanding membership interests of the Company, and owns such membership interests of the Company free and clear of all Liens.  Immediately following the Closing, the Interest will constitute a fifty percent (50%) membership interest in the Company.  There are no options, warrants or other rights (including conversion or preemptive rights) or Contracts of any character relating to the issued or unissued membership interests of the Company or obligating the Company to issue or sell any membership interests of or other debt or equity interests in the Company.  Except for the transactions contemplated by this Agreement, there are no outstanding Contracts of the Company to (A) repurchase, redeem or otherwise reacquire any membership interest of or other equity interests in the Company (or any interest therein), (B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, (C) issue or distribute to any Person (as defined below) any membership interest of or other equity interests in the Company, or (D) issue or distribute to holders of any of the membership interests of the Company or any other Person any evidences of indebtedness or assets of the Company.  Other than the Operating Agreement (as defined in Section 7.1), none of the Company, the Seller or Hardy is a party to or subject to any agreements or understandings of any kind, and there are no agreements or understandings of any kind between any Persons, which affect or relate to the acquisition, disposition or voting or giving of written consents with respect to any membership interest of or other equity interests in the Company.  For purposes of this Agreement, (i) “Contracts”, when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, arrangements or other undertakings, whether formal or informal, written or oral, including any amendment and other modifications thereto, to which such Person is a party or by which such Person or its properties or assets is subject or bound, and (ii) “Person” shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.  As of a time immediately prior to the consummation of the transactions contemplated hereby, Schedule 3.2 sets forth the name of each Member of the Company, the number of membership units in the Company owned by each such Member, and the percentage of outstanding membership interests of the Company represented by such interests.  As of the date hereof, there are 800,000 membership interests issued and outstanding.

3.3.          Interests in Other Entities.  The Company does not own or control, directly or indirectly, any interest in any other Person.  The Company has no obligation, agreement, understanding or arrangement to invest in any entity.

3.4.          Authority; Binding Agreement.  This Agreement has been, and upon Hardy’s execution of the Transaction Documents to which he is a party such Transaction Documents will be, duly and validly executed and delivered by Hardy and this Agreement constitutes, and upon their execution such Transaction Documents shall constitute, the legal, valid and binding obligations of Hardy, enforceable against Hardy in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies (collectively, “Enforceability Exceptions”).  For purposes of this Agreement, “Transaction Documents” shall mean this Agreement, the Operating Agreement (as hereinafter defined in Section 7.1(c)), the Escrow Agreement, the Consulting Agreement between the Company and Hardy in the form attached hereto as Exhibit “C” (the “Consulting Agreement”), the Pledge Agreement between Iconix and Hardy in the form attached hereto as Exhibit “D” (the “Pledge Agreement”) and all other documents, instruments and certificates delivered pursuant hereto or in connection herewith.

The execution and delivery by the Seller of this Agreement and each of the other Transaction Documents (as hereinafter defined) to which the Seller is (or is to be) a party, the performance by the Seller of its obligations hereunder and thereunder, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Seller, and the Seller has all necessary power and authority with respect thereto.  Each of this Agreement and each of the other Transaction Documents to which the Seller is to be a party, will be, when executed and delivered by the Seller, the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as the same may be limited by the Enforceability Exceptions.

3.5.          Noncontravention.  Neither the execution and delivery by the Company, the Seller or Hardy of this Agreement, or any of the other Transaction Documents to which the Company, the Seller or Hardy is (or is to be) a party, the consummation by the Company, the Seller and Hardy of any of the transactions contemplated hereby or thereby, nor the performance by the Company, the Seller or Hardy of their respective obligations hereunder or thereunder will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of (x) any Existing License (as hereinafter defined in Section 3.7) or other Contract to which the Company, the Seller or Hardy is a party or bound or any other obligation of the Company, the Seller or Hardy to any Person, or (y) the certificate of formation and limited liability company agreement of the Company, each as amended to date or the organizational documents of the Seller, each as amended to date, (b) obligate the Company, the Seller, Hardy or the Buyer to pay any royalty or other compensation to any Person, (c) result in the creation or imposition of any Lien upon the Interest or any of the Hardy Brand or any other assets of the Company, the Seller or Hardy, or (d) constitute a violation of any Legal Requirement (as defined below) applicable to the Company, the Seller or Hardy.  For purposes of this Agreement, “Legal Requirements” shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority (as hereinafter defined in Section 3.6).

3.6.          Consents.  Except as disclosed in Schedule 3.6 hereto, no consent, approval, waiver, notice, order, or authorization of, or registration, qualification, designation, declaration, recordal or filing with, any federal, state, local, municipal or foreign governmental authority, quasi-governmental authority (including any trademark registry or office or other governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a “Governmental Authority”) or any other Person (including any party to an Existing License) is required in connection with the execution and delivery by the Company, the Seller or Hardy of this Agreement or any of the other Transaction Documents to which the Company, the Seller or Hardy is (or is to be) a party, the performance by the Company, the Seller or Hardy of their respective obligations hereunder and thereunder or consummation by the Company, the Seller or Hardy of the transactions contemplated hereby (including the sale by the Seller of the Interest) or thereby.

3.7.          Intellectual Property.

(a)           All rights, title and interests with respect to the Hardy Brand (as defined below) have been transferred to the Company pursuant to the Conversion, and are owned by the Company, free and clear of any Liens, other than the Existing Licenses (as defined below), Existing Claims (as defined below) or as otherwise specified on Schedule 3.7(a)(i), and the Company is the owner of all registrations and pending registration applications for the Hardy Brand in the Territory (as defined below).  Neither the Company, the Seller, Hardy nor any Affiliate of the Company owns any rights to any Mark in the Territory other than the Hardy Brand (all of which have been transferred to the Company pursuant to the Conversion).

(b)           To Hardy’s knowledge, and except for the Existing Claims, the use, licensing and/or sublicensing of the Hardy Brand in the Territory in connection with the design, manufacture, promotion, advertising and sale of products in the Business (as hereinafter defined), (each a “Contemplated Use”) does not and will not infringe upon any intellectual property rights or any other rights of any other Person.

(c)           Schedule 3.7(c) hereto is a complete and accurate list of all of the registrations and applications for registration of Marks (as defined below) owned by the Company in the Territory. To Hardy’s knowledge, the status of each Hardy Brand on Schedule 3.7(c) hereto is complete and accurate, and all of the trademark registrations and applications for registration for the Hardy Brand in the Territory are valid, and subsisting, the registrations are enforceable, and, except as set forth in Schedule 3.7-II hereto, none of such filings have expired or been abandoned, opposed, canceled or otherwise invalidated, and the Company and Hardy are unaware of any existing facts which would form a reasonable basis for opposition, cancellation or invalidation of any of same; and all fee payments, actions and/or filings required to be taken or made prior to the Closing Date and within the ninety (90) day period thereafter in order to maintain such registrations in full force and effect and maintain such applications pending have been (or will prior to the Closing Date be) taken and made.

(d)           To Hardy’s knowledge, except for the Existing Claims, no Person, other than Third Party Licensees (as defined below) and Third Party Sub Licensees (as defined below) pursuant to Existing Licenses, has rights in the Territory to any Hardy Brand.

(e)           Schedule 3.7(e) hereto constitutes a complete and accurate list of all of the Existing Licenses, together with a table specifying for each such license, the identity of the Licensor (as defined below), the Third Party Licensee and Third Party Sub Licensee granted rights thereunder, the Mark(s) licensed, the licensed goods, the applicable territory, the term and the status of the agreement.

(f)           The Company, the Seller and Hardy have delivered to the Buyer a correct and complete copy of the all documents related to the Conversion and each of the Existing Licenses (as amended to date).

(g)           To Hardy’s knowledge, except as disclosed in Schedule 3.7(g) hereto, (i) each Existing License is valid and in full force and effect and is enforceable against the Licensor and the Third Party Licensee or Third Party Sub Licensee and each other party thereto, except as may be limited by the Enforceability Exceptions, (ii) neither the Company nor any Licensor is in violation or breach of or in default of its obligations under any such Existing License and, except as set forth on Schedule 3.7(g) hereto, no Third Party Licensee or Third Party Sub Licensee is in violation or breach of or in default of its obligations under any such Existing License, which violation, breach or default would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or the Licensor or impair the ability of the Company, the Seller or Hardy to perform their respective obligations hereunder and (iii) and no Person (including any Third Party Licensee or Third Party Sub Licensee under any Existing License) has any rights with respect to the Hardy Brand, other than as expressly provided under an Existing License.  Each of the Existing Licenses relating to the Hardy Brand is assignable by the Licensor thereof to the Company.

(h)           To Hardy’s knowledge, other than Nervous Tattoo, Inc., neither the Company, any Licensor, any Third Party Licensee, nor any Third Party Sub Licensee, has breached any provision of an Existing License, which breach would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or impair the ability of the Company, the Seller or Hardy to perform their respective obligations hereunder, nor has any Third Party Licensee or Third Party Sub Licensee provided the Company or any Licensor any written notice of an intent to breach any such Existing License.

(i)           To Hardy’s knowledge, except for the Existing Claims, neither the Company, the Seller, Hardy, any Affiliate of the Company (including any Licensor) or their respective licensees of the Hardy Brand (including the Third Party Licensees and Third Party Sub Licensees) nor any other party to any Existing License has infringed upon, misappropriated or otherwise violated, or is currently infringing upon, misappropriating or otherwise violating, any Marks or any other intellectual property right of any other Person in the Territory, and no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, or otherwise challenging the validity or enforceability of the Company’s, any Licensor’s or any other Company’s Affiliates’ rights, any Third Party Licensee’s rights or any Third Party Sub Licensee’s rights under any Existing License, with respect to any Hardy Brand in the Territory, or any other intellectual property right of the Company or any Affiliate of the Company (including any Licensor), except as specified in Schedule 3.7(i).

(j)           To Hardy’s knowledge, except for the Existing Claims, neither the Company, any Affiliate of the Company (including any Licensor), nor their respective licensees and Affiliates has received from any Person any notice, demand, threat, letter, claim or request alleging that the use or any Contemplated Use of the Hardy Brand in the Territory has or may have infringed or misappropriated or may be infringing or misappropriating or may infringe or misappropriate any intellectual property right of a third party, or challenging the validity, effectiveness or enforceability of any Existing License, nor is the Company, any Licensor or any of their Affiliates aware of any existing facts which would form a reasonable basis for any such claim.

For purposes of this Agreement,

“Affiliate” of any Person means any Person which, directly or indirectly controls or is controlled by that Person, or is under common control with that Person, and “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Business” means (i) the licensing, promotion and advertising of the Brand (as defined in the Operating Agreement), (ii) all lines of business reasonably related or ancillary thereto (including the establishment and operation of retail stores) and (iii) any other line of business duly approved pursuant to the Operating Agreement.)

“Existing Claims” means, with respect to the Hardy Brand, those pending or threatened actions, oppositions, claims and proceedings and Liens, all as listed on Schedule 3.7-II hereto.

“Existing Licenses” means the licenses or other Contracts by and among the Company and/or Hardy or any of their respective Affiliates (each such Person, in its capacity as licensor under such Contracts, a “Licensor”) and certain Persons (each such Person, a “Third Party Licensee”) granting such Third Party Licensee’s rights to the Hardy Brand in the Territory, all of which are listed in Schedule 3.7(e) and any sublicenses or other Contracts by and among a Third Party Licensee and certain persons (each such Person, a “Third Party Sub Licensee”) granting to such Third Party Sub Licensees rights to the Hardy Brand in the Territory, all of which are listed on Schedule 3.7(e).

“Hardy Brand” means all Marks used in connection with the Business, including, without limitation, each of the Marks listed on Schedule 3.7-III hereto, and any and all Marks used in connection with the Business of the Company all registrations and applications for registration thereof owned by the Company, any Affiliate of the Company in the Territory, all of which have been validly contributed to the Company pursuant to the Conversion, all Marks derived therefrom for use in the Territory, and all goodwill associated therewith.

“Marks” means names, trade names, trademarks, service marks, logos, domain names, characters, symbols, slogans, designations, emblems, designs, colors, and trade dress, and all identifications, labels, insignia or indicia thereof, and all registrations and applications for registration for the foregoing and all common law trademark rights relating thereto.

“Territory” means throughout the world.

3.8.          No Actions.  Except as disclosed on Schedule 3.8, no claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding is pending or, to the Company’s knowledge, threatened by or against the Company, any Licensor or any other Affiliate of the Company, or Hardy.  Neither the Company, the Seller nor Hardy is a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority, and no Licensor is a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority that would materially adversely affect it or him, as the case maybe, or  the performance by the Company, the Seller or Hardy of their respective obligations hereunder or any of the other Transaction Documents to which the Company, the Seller or Hardy is (or is to be) a party.

3.9.          Contracts.

(a)              Schedule 3.9(a) sets forth a true and correct list of all Contracts to which the Company is bound or subject including, but not limited to, the following types of Contracts:

(i)         any Contract under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, the deferred payment of the purchase price of any properties or any capitalized lease obligation, or under which it has imposed a Lien on any of its properties;

(ii)        any Contract relating to the purchase or sale of inventory, or the furnishing or receipt of services;

(iii)       any Contract for capital expenditures;

(iv)       any leases or similar agreements with respect to any properties, real or personal, whether as landlord, tenant or otherwise;

(v)        any Contract for the license, sale or other disposition of any of the Hardy Brand;

(vi)       any Contract concerning a partnership or joint venture with another Person;

(vii)      any Contract with any Affiliate of the Company; or

(viii)     any Contract that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area. Complete, true and correct copies of all Contracts have been made available to the Buyer.

(b)           As of the date hereof, other than as set forth in Schedule 3.9(b), (i) the Company has complied with and performed all of its material obligations required to be performed under all of the Contracts and is not in default under any of them, and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default by the Company; (ii) each Contract is a valid and binding obligation of the Company and  each other party thereto, and is in full force and effect; (iii) the Company has not received written notice canceling, terminating or repudiating any Contract; and (iv) the Company has no knowledge that any third party has failed to pay all amounts due pursuant to each such Contract beyond any receipt of notice and cure period.

(c)           The Company does not own any real property.

3.10.       Absence of Undisclosed Liabilities; Indebtedness.  Except as disclosed in the Company Financial Statements and as set forth on Schedule 3.10, the Company does not have any Liabilities (as defined below) except Liabilities that are accrued in the ordinary course of business since March 31, 2009, all of which shall be the responsibility of Hardy to satisfy in accordance with Section 6.2 of this Agreement.  The Company is not a guarantor or otherwise responsible for any Liabilities of any other Person.  For purposes of this Agreement, “Liabilities” shall mean any and all indebtedness, liabilities and obligations of any nature whatsoever, whether accrued, absolute, fixed, contingent, determined, determinable, known, unknown, matured or unmatured or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with U.S. GAAP.

3.11.        Financial Information; Licensee Receivables.

(a)           Attached to Schedule 3.11(a) are (i) true and complete copies of the unaudited balance sheets for each of December 31, 2008, December 31, 2007 and December 31, 2006 and the related unaudited statements of income and cash flows for each such fiscal year, and (ii) true and complete copies of the unaudited balance sheets of the Company as of  March 31, 2009 and the related unaudited statements of income and cash flows for the three-month period ended March 31, 2009 (collectively, and including the notes thereto, if any, the “Company Financial Statements”).  Except as indicated in the Company Financial Statements (including any notes thereto, if any), the Company Financial Statements (including the notes thereto, if any) were prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved and fairly present in all material respects the results of the consolidated operations and changes in shareholders’ equity and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of any unaudited Company Financial Statements, including the notes thereto, to any other adjustments described therein and normal year-end audit adjustments).

(b)           Attached hereto as Schedule 3.11(a) is a true and complete schedule by Mark for the years ended December 31, 2008 and 2007 and the three months ended March 31, 2009 of (i) all sales reported by the Third Party Licensees and Third Party Sub Licensees under the Existing Licenses with respect to the use of the Hardy Brand in the Territory, (ii) all royalties or other amounts paid or payable by the Third Party Licensees and Third Party Sub Licensees  in respect of such sales, and (iii) the unpaid amount of such royalties or other amounts at the end of each such period.  The Company has no reason to believe that the sales information reported by any Third Party Licensee or Third Party Sub Licensee is incomplete or inaccurate in any material respect.

(c)           The unpaid balance of royalties and other amounts shown in Schedule 3.11(a) as being due as of March 31, 2009 from Third Party Licensees and Third Party Sub Licensees under the Existing Licenses with respect to the use of the Hardy Brand in the Territory, together with any such additional royalties or other amounts accrued after March 31, 2009 and unpaid as of the Closing Date (collectively the “Licensee Receivables”), arose (or will arise) in the ordinary course of business of the Company (or an Affiliate of the Company), have been (or will be) fully earned by performance and represent bona fide claims against the respective debtors for royalties and other charges due under an Existing License.  No Licensee Receivable is subject to any set-off or counterclaim of any kind or nature whatsoever.

3.12.        No Violation of Law; Company Permits.  None of the Company, the Seller or Hardy is in violation of, and has not been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance, code, ruling, decree or judgment of any Governmental Authority.  No investigation, proceeding or review relating to the Company, the Seller or Hardy by any Governmental Authority is pending or threatened.  The Company has all material permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own, lease and operate its assets and properties and conduct its business as presently conducted (collectively, the “Company Permits”).  The Company is not in violation of the terms of any Company Permit, and there has been no suspension of, imposition of additional conditions or requirements with respect to, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of (without or without notice or lapse of time or both), any Company Permit.

3.13.        Taxes.

(a)           All material Tax Returns (as hereinafter defined) required to be filed by the Company have been timely filed, all such Tax Returns are correct and complete in all material respects, and all Taxes (as hereinafter defined) of the Company that are due and owing (whether or not shown to be due on such Tax Returns) have been paid; (b) the Company is not currently the beneficiary of any extension of time within which to file any such Tax Return; (c) the Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party; (d) as of the date hereof, there are no pending audits or examinations of the Company with respect to material Tax matters or of any partner with respect to any taxable income or loss of the Company; (e) there are no material liens for Taxes (other than liens for Taxes not yet due and payable) on any assets of the Company; (f) the Company has no material liability for the Taxes of any person (other than the Company) as a transferee or successor, by contract, or otherwise; and (g) the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in a method of accounting for a taxable period ending on or prior to the Closing Date or (ii) any settlement or similar agreement with any Governmental Authority executed on or prior to the Closing Date in respect of tax liabilities.  The Company has elected to  be classified as a partnership for federal income tax purposes for all taxable periods since the date of its formation.  For purposes of this Agreement, “Taxes” shall mean all federal, state, local or foreign income, gross receipts, profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes of any kind whatsoever, together with any interest, additions or penalties imposed with respect thereto by a Governmental Authority, and “Tax Returns” shall mean all reports and returns required to be filed with a Governmental Authority with respect to Taxes.

3.14.        Employees; Employee Benefit Plans.

(a)           Set forth in Schedule 3.14(a), is an accurate and complete list of the names of all individuals employed by the Company (“Company Employees”), together with the following information with respect to each such Company Employee:  (i) job title of such Company Employee, and (ii) date of commencement of continuous service with the Company.

(b)           Except as set forth on Schedule 3.14(b), the Company is not party to any employee benefit, compensation, bonus, incentive, deferred compensation, capital appreciation, pension, profit sharing, retirement, option, equity or equity-based, employment, change of control, severance, reduction-in-force, termination pay or similar plans, arrangements or agreements.

3.15.        Brokerage.  Except as set forth on Schedule 3.15, no investment banker, broker, finder or other intermediary was engaged by or dealt with the Company, the Seller or Hardy in connection with any of the transactions contemplated by this Agreement.

3.16.        Investment Matters. The Shares to be issued hereunder are being acquired for the Seller’s own account and not on behalf of any other Person, and all such Shares are being acquired for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such Shares. The Seller has received or examined the Buyer’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Buyer’s 2008 Proxy Statement.  The Seller has had the opportunity to ask questions and receive answers from the Buyer concerning the Buyer, and has been furnished with all other information about the Buyer which it has requested.  The Seller is an “accredited investor” as defined in Rule 501(a) of the Securities Act of 1933, as amended (the “Act”).  The Seller has been fully apprised of all facts and circumstances necessary to permit it to make an informed decision about acquiring the Shares, that the Seller has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, and that it has the capacity to protect its own interests in connection with the transactions contemplated hereby.  The Seller has been advised by the Buyer and understands that, (1) the Shares to be issued hereunder will not be registered under any federal or state securities laws, (2) such shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available, (3) the certificates representing such shares shall bear appropriate restrictive legends, and (4) the Buyer shall have the right to direct the transfer agent of its common stock to place a stop transfer order against such certificates.

3.17.        Related Party Transactions.  Other than the Operating Agreement of the Company, there are no arrangements or Contracts which continue in effect between (a) the Company and (b) the Seller, Hardy and the Non-Managing Members (as defined in the Operating Agreement) or any individual who is a member, manager, officer, trustee, director, or stockholder, member, partner or other owner or affiliate of the Company, the Seller or Hardy, or any relative of the foregoing.

3.18.        Insurance.  Schedule 3.18 sets forth an accurate description of each material insurance policy to which the Company is a party, a named insured or otherwise the beneficiary of coverage, or Hardy is a party, a named insured or otherwise a beneficiary of coverage in connection with his relationship with the Company.  All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and the Company is not in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums).

4.             Representations and Warranties of the Buyer.  The Buyer represents and warrants to Hardy as follows:

4.1.          Organization, Standing and Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has the full corporate power and authority to own and operate its properties, and the Buyer has the full corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and each of the other Transaction Documents to which the Buyer is (or is to be) a party.

4.2.          Authority; Binding Agreement.  The execution and delivery by the Buyer of this Agreement and each of the other Transaction Documents to which the Buyer is (or is to be) a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Buyer, and the Buyer has all necessary power and authority with respect thereto.  This Agreement is, and each of the other Transaction Documents to which the Buyer is to be a party will be when executed and delivered by the Buyer, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, except as the same may be limited by the Enforceability Exceptions.

4.3.          Issuance of Buyer’s Stock.  The shares of Buyer’s Stock issued in connection with this Agreement are duly authorized and when issued will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive or similar rights.

4.4.          Regulatory Compliance.  Since December 31, 2006, the Buyer has duly and timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (the foregoing materials being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Act and the Exchange Act, and fairly present in all material respects the financial position of the Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.5.           Noncontravention.  Neither the execution and delivery by the Buyer of this Agreement or any of the other Transaction Documents to which the Buyer is (or is to be) a party, the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Buyer of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of any Contract to which the Buyer is a party or the certificate of incorporation or by-laws of the Buyer, each as amended to date, (b) obligate the Company to pay any royalty or other compensation to any Person, or (c) constitute a violation of any Legal Requirement applicable to the Buyer.

4.6.          Consents.  No consent, approval, waiver, notice, order, or authorization of, or registration, qualification, designation, declaration, recordal or filing with, any Governmental Authority on the part of the Buyer is required, and no other consents or waivers are necessary to be obtained by the Buyer, in connection with  the execution and delivery by the Buyer of this Agreement and each of the other Transaction Documents to which the Buyer is (or is to be) a party, the performance by the Buyer of its obligations hereunder and thereunder or consummation by the Buyer of the transactions contemplated hereby (including the acquisition by the Buyer of the Interest) or thereby.

4.7.          No Actions.  Except as set forth in the SEC Reports, no claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding is pending or, to the Buyer’s knowledge, threatened against the Buyer (i) which questions the validity of this Agreement or any of the other Transaction Documents to which the Buyer is (or is to be) a party, or the right of the Buyer to enter into this Agreement or any such other Transaction Document, or to consummate the transactions contemplated hereby or thereby, or (ii) which might, either individually or in the aggregate, have a material adverse effect on the Buyer or impair the ability of the Buyer or to perform its obligations hereunder.  The Buyer is not a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority which would materially adversely affect the Buyer or the performance of its obligations hereunder.

4.8.          Investment Intent.  The Buyer understands that the Interest has not been registered under the Act, and that the Interest may not be sold, transferred or otherwise disposed of, without registration under the Act and any other applicable state securities laws (“Other Securities Laws”), or pursuant to an exemption therefrom.  The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Act.  The Buyer has substantial experience in evaluating investments such as the Interest and is capable of evaluating the merits and risks of an investment in the Interest.  The Buyer is acquiring the Interest for its own account for investment and not with a view to the resale or distribution of any part thereof within the meaning of the Act or any Other Securities Laws.

4.9.          Brokerage.  No investment banker, broker, finder or other intermediary was engaged by or dealt with the Buyer in connection with any of the transactions contemplated by this Agreement.

5.              Indemnification.

5.1.          Survival.

(a)           Each of the parties hereto hereby agrees that representations and warranties made by or on behalf of it in this Agreement or in any Transaction Document delivered pursuant hereto shall survive the Closing, except as provided in Section 5.1(b).  The covenants and agreements of the parties contained herein that by their terms are to be performed in whole or in part after the Closing Date (which shall include all covenants and agreements of the parties in this Section 5.1) shall survive the Closing and continue in effect in accordance with their terms.

(b)           Neither Hardy nor the Seller shall have any liability under their joint and several agreement to indemnify the Buyer Indemnified Parties under Section 5.2 against breach of or inaccuracy in any representation or warranty set forth in Section 3 (other than those contained in Sections 3.1 (Organization, Standing and Power), 3.2 (Membership Interests), 3.4 (Authority; Binding Agreement), 3.7 (Intellectual Property), 3.9 (Contracts), or 3.10 (Absence of Undisclosed Liabilities)), and the Buyer shall have no liability under its agreement to indemnify the Seller Indemnified Parties under Section 5.3 against breaches of the representations and warranties set forth in Section 4 (other than those contained in Sections 4.1 (Organization, Standing and Power) and 4.2 (Authority; Binding Agreement)), in each case (i) unless the indemnifying party receives notice in writing from the indemnified party(ies) of a claim under said indemnities on or before the date which is eighteen (18) months following the Closing Date.  The representations and warranties of the Company, the Seller and/or Hardy contained in Sections 3.1 (Organization, Standing and Power), 3.2 (Membership Interests), 3.4 (Authority; Binding Agreement), 3.7 (Intellectual Property), 3.9 (Contracts), or 3.10 (Absence of Undisclosed Liabilities), and the representations and warranties of the Buyer contained in Sections 4.1 (Organization, Standing and Power) and 4.2 (Authority; Binding Agreement) shall survive the Closing indefinitely (subject to any applicable statutes of limitations).

5.2.          Indemnification by Hardy.  From and after the date hereof, Hardy, as the former owner of the Company, and the Seller shall jointly and severally indemnify and defend and hold harmless the Buyer, its Affiliates and their respective officers, directors, shareholders, members, employees, advisors, agents and controlling persons (the “Buyer Indemnified Parties”) from and against any and all losses, obligations, deficiencies, liabilities, claims (whether actual or threatened), damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (“Losses”) which the Buyer Indemnified Parties may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) any breach of or inaccuracy in any representation or warranty made by the Company, the Seller or Hardy in this Agreement or any other Transaction Document to which the Company, the Seller and/or Hardy is a party, (b) any breach or default in performance by the Company, the Seller and/or Hardy of any covenant or agreement of the Company, the Seller and/or Hardy in this Agreement or any other Transaction Document to which the Company, the Seller and/or Hardy is a party or (c) any Claim against the Company, whether arising before or after the Closing, including, but not limited to, Claims arising from or relating to the ownership of the Company or actions or inactions of the Company or any affiliate prior to the Closing.  “Claim”  means any claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, causes of action, promises, damages, costs, losses and expenses of every kind, nature, description and character which exist or which could or may be claimed to exist, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, claimed or unclaimed, whether based on contract, tort, breach of any duty, or other legal or equitable theory of recovery.

5.3.          Indemnification by Buyer.  From and after the date hereof, the Buyer shall indemnify and defend and hold harmless Hardy and the Seller (the “Seller Indemnified Parties”) from and against any and all Losses which they may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) any breach of or inaccuracy in any representation or warranty made by the Buyer in this Agreement or any other Transaction Document to which the Buyer is a party, or (b) any breach or default in performance by the Buyer of any covenant or agreement made by the Buyer in this Agreement or any other Transaction Document to which the Buyer is a party.

5.4.          Third Party Claims.  If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 5.2 or 5.3, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action.  The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties.  So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties.  If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

5.5.          Assistance.  Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

5.6.          Limitations on Indemnification.  Notwithstanding anything contained in this Agreement to the contrary, Hardy and the Seller, on the one hand, and the Buyer, on the other hand, shall not be obligated to indemnify the other party unless and until a claim is asserted before the end of the relevant survival period specified in Section 5.1(b).  In addition, notwithstanding anything contained in this Agreement to the contrary, Hardy or the Seller shall not be required to pay an aggregate amount in excess of Eighteen Million Dollars ($18,000,000) (the “Cap”) in respect of all Losses incurred by the Buyer Indemnified Parties by reason of the misrepresentation of Hardy, the Company or the Seller, and the Buyer shall not be required to pay an aggregate amount in excess of the Cap in respect of all Losses incurred by the Seller Indemnified Parties by reason of the misrepresentation of the Buyer.  No party to this Agreement shall have an obligation for indemnification under this Section 5 unless the aggregate Losses suffered by the Seller Indemnified Parties or Buyer Indemnified Parties, as the case may be, under Section 5.3 or 5.2, respectively, exceed Twenty-Five Thousand Dollars ($25,000) (the “Basket”).  Losses to which the Basket applies, as described in the preceding sentence, are hereinafter referred to as the “Basket Losses” At such time as their Basket Losses exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate, the Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, shall be entitled to be indemnified against the full amount of all such Basket Losses that have been incurred or suffered by such indemnitees for which they are entitled to be indemnified under this Agreement (and not merely the portion of such Basket Losses exceeding Twenty-Five Thousand Dollars ($25,000).  Notwithstanding anything to the contrary contained in this Section 5.6 the amount of indemnity payable (i) by Hardy and the Seller as a result of any Losses arising out of Sections 3.1 (Organization, Standing and Power), 3.2 (Membership Interests), 3.4 (Authority: Binding Agreement), 3.7 (Intellectual Property), 3.9 (Contracts) or 3.10 (Absence of Undisclosed Liabilities) of this Agreement shall not be subject to the Cap or the Basket; (ii) by Buyer as a result of any Losses arising out of Sections 4.1 (Organization, Standing and Power) or 4.2 (Authority: Binding Agreement) of this Agreement shall not be subject to the Cap or the Basket and (iii) by either the Buyer, on the one hand, or Hardy and the Seller, on the other hand, as a result of Losses arising out of the covenants or agreements of the parties contained in this Agreement that by their terms are to be satisfied after the Closing Date shall not be subject to the Cap or the Basket.

In calculating any amount of Losses recoverable pursuant to this Section 5.5, the amount of such Losses shall be reduced by any insurance proceeds actually received by the indemnified party relating to such Loss (net of any costs of collection of such amounts, including, but not limited to, attorneys fees and expenses) and any recoveries actually received by the indemnified party from third parties pursuant to indemnification or similar obligations and increased by the cost of enforcing such claim for indemnification (including, but not limited to, attorney’s fees and expenses).  The parties agree to treat any indemnification payment pursuant to this Section 5.5 as an adjustment to the Purchase Price for tax purposes.

5.7.          Exclusive Remedy.  The Buyer, on the one hand, and Hardy and the Seller, on the other hand, acknowledge and agree that except for claims based upon the fraudulent conduct, intentional misrepresentation or willful misconduct of the other party, the indemnification rights contained herein shall be the sole and exclusive remedy for any matter, event, act or failure to act which would constitute a breach of this Agreement by any party hereto, it being acknowledged and agreed that such limitation shall not affect in any way the obligations of the parties or their respective Affiliates under any other Transaction Document.

6.             Certain Covenants.

6.1.          Cooperation/Further Assurances.  From and after the date hereof, each of the parties hereto hereby agrees: (a) to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents and (b) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, to consummate the transactions contemplated by this Agreement.

6.2.          Reconciliation of Royalty Payments and Liabilities.  Except with respect to certain Existing Litigation Settlement Proceeds described in Section 3.07 of the Operating Agreement, any amount received by the Company in payment of any Royalties earned prior to the Closing Date shall be paid to the Seller within ten (10) days of such receipt.  Any Royalties received by the Company in payment of Royalties earned after the Closing Date shall be the property of the Company.  “Royalties” means all license fees, franchise fees, royalty fees, or other fees, payments, consideration or compensation (excluding any and all marketing fees) earned and actually received any Third Party Licensee or Third Party Sub Licenses or any of their respective Affiliates relating to, arising out of or in connection with the Hardy Brand. In addition, all Liabilities associated with the Company that accrue or are related to periods prior to or on the Closing Date (the “Pre-Closing Liabilities”) are the responsibility of Hardy and Hardy shall pay all of such Pre-Closing Liabilities within a reasonable amount of time of when they are invoiced or become due.  The Buyer shall not be responsible for any Pre-Closing Liabilities of any nature whatsoever.

6.3.          Payment in Respect of Liens.  Hardy shall pay, as and when the same become due and without deduction from or credit to any amount payable by Hardy hereunder, any and all fees and other amounts payable on or with respect to the Liens set forth on Schedule 3.7(a)(i) and Schedule 3.7-II.

6.4.          UCC Filings; Evidence of Pay Off.  Prior to the Closing, Hardy shall have filed or caused to be filed such financing statement amendments or terminations thereof necessary or desirable to effect the release of any Liens of record on or with respect to the Hardy Brand and any other assets of the Company and/or to vest in the Company all right, title and interest of the Company and its Affiliates in and to the Hardy Brand and any other assets of the Company.  Prior to the Closing, Hardy shall have caused the Company to satisfy all of its obligations and pay all amounts related to the Loan and Security Agreement between Continental Business Credit, Inc. and Hardy Life dated December 2007 (the “Bank Debt”).

6.5.          Form D.  The Buyer shall file on a timely basis a Notice of Sale of Securities on Form D with respect to the Shares and shall provide a copy thereof to the Seller.

6.6.          Non-Competition.  In consideration for the Company and the Buyer entering into this Agreement and the Consulting Services Agreement and in connection with the sale of the Business, Hardy hereby agrees that he shall not, during the Term (as defined in the Consulting Services Agreement) of the Consulting Services Agreement, and, for a period of two (2) years after the date of the termination of the Consulting Services Agreement, directly or indirectly, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company during the Term of the Agreement.  Notwithstanding the foregoing, (a) nothing herein shall prevent Hardy from owning stock or other equity interests in a publicly traded corporation whose activities compete with the Company, provided that such stock holdings do not at any time constitute more than five percent (5%) of the outstanding voting equity securities of such corporation and (b) if, during the Term of the Consulting Services Agreement, Hardy engages in an activity in which the Company is not, at such time as Hardy commences engaging in such activity, then engaging, then if the Company thereafter enters into such activity, such activity shall be deemed not to be competitive with the business activities conducted by the Company.

6.7.          Non-Solicitation.  During the Term of the Consulting Services Agreement and for two (2) years thereafter, Hardy shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company, Iconix or their affiliates, to divert their business to any competitor of the Company or Iconix (unless otherwise requested by Iconix to do so hereunder).  Hardy agrees that, during the Term of the Consulting Services Agreement and for two (2) years thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company or Iconix for the purpose of being employed by him or by any competitor of the Company or Iconix on whose behalf he is acting as an agent, representative or employee.

6.8.          Termination of Employees.  Prior to the Closing Date, the employment of Steven Hoel and Hardy shall have been terminated.  On and after the Closing Date, Hardy shall provide services to the Company upon the terms and conditions set forth in the Consulting Agreement.  Any amounts payable to any Company employees, including health benefits, severance and any other payments, whether by statute, contract or otherwise, shall be the responsibility of Hardy.

7.             The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 A.M. (New York time) at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York on the date hereof, or at such other time, place and date as the Buyer and the Company shall mutually agree in writing.  The date upon which the Closing occurs is referred to herein as the “Closing Date”.

7.1.          Conditions Precedent to the Obligations of Each of the Parties.  The obligation of each of the parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by such party, on or before the Closing, of the following conditions precedent:

(a)           No Injunction.  No preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Authority and remain in effect at the Closing Date which prohibits, and no preliminary or permanent injunction or other order shall be pending or threatened which would prohibit, the consummation of the transactions contemplated by this Agreement or the Operating Agreement or which has or would have the effect of making the transactions contemplated by this Agreement or the Operating Agreement illegal (each party agreeing to use its commercially reasonable efforts to have any such issued injunction or order lifted).

(b)           Statutes.  No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or the Operating Agreement or has the effect of making the transactions contemplated by this Agreement or the Operating Agreement illegal.

(c)           Operating Agreement.  On or before the Closing Date, each party shall have duly executed and delivered to the other party the amended and restated operating agreement of the Company, dated as of the Closing Date, in the form attached hereto as Exhibit “E” (the “Operating Agreement”).

(d)           Escrow Agreement.  As of the Closing Date, each party shall have duly executed and delivered to the other party the Escrow Agreement, the Consulting Services Agreement, the Pledge Agreement and all other Transaction Documents.

7.2.          Conditions Precedent to the Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated hereby and in the Operating Agreement is additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a)           All representations and warranties of Hardy, the Company and the Seller contained herein shall be true and correct as of the Closing Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(b)           Hardy and the Seller shall have performed in all material respects, all of their respective obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement.

(c)           All consents, approvals and other actions by, all notices to any Person and all notices and all filings with all Governmental Authorities that are required to have been obtained, taken or made to consummate the transactions contemplated by this Agreement, the Operating Agreement and the Conversion shall have been obtained, undertaken or made, except for such consents, approvals, notices and filings, the failure to obtain which would not have a material adverse effect on the Company or the Hardy Brand after giving effect to the transactions contemplated hereby and by the Operating Agreement.

(d)           Prior to the Closing, no event shall have occurred or failed to occur, which occurrence, or failure to occur, as the case may be, has had or is reasonably likely to have a material adverse effect on the Hardy Brand or any of the Existing Licenses.

(e)           The Buyer shall have received satisfactory evidence of transfer of the Hardy Brand from Hardy Life to the Company.

(f)           The Seller shall have delivered or cause to be delivered to the Buyer a duly executed certificate representing the Interest.

(g)           Hardy shall have delivered or cause to be delivered, on his behalf and on behalf of the Seller, as applicable, to the Buyer a duly executed counterpart of the (i) Consulting Services Agreement, (ii) the Escrow Agreement (iii) the Pledge Agreement and (iv) all other Transaction Documents.

(h)           Hardy shall have caused to be delivered the signature pages of the Seller and all signatories to the Operating Agreement, other than Iconix.

(i)           Hardy shall have delivered or caused to be delivered to the Buyer evidence to the Buyer’s reasonable satisfaction of the termination and satisfaction of the Company’s obligations pursuant to the Bank Debt.

(j)           Hardy shall have delivered or caused to be delivered to the Buyer evidence to the Buyer’s reasonable satisfaction of the release of any Liens of record on or with respect to the Hardy Brand and any other assets of the Company.

7.3.          Conditions Precedent to the Obligations of Hardy and the Seller.  The obligations of Hardy and the Seller to consummate the transactions contemplated hereby is additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a)           All representations and warranties of the Buyer contained shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(b)           The Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date.

(c)           All consents, approvals and other actions by, all notices to and all filings with all Governmental Authorities that are required to have been obtained, taken or made to consummate the transactions contemplated by this Agreement, the Operating Agreement and the Escrow Agreement shall have been obtained, undertaken or made, except for such consents, approvals, notices and filings, the failure to obtain which would not have a material adverse effect on the Company after giving effect to the transactions contemplated hereby and by the Operating Agreement.

(d)           Prior to the Closing, no event shall have occurred or failed to occur, which occurrence, or failure to occur, as the case may be, has had or is reasonably likely to have a material adverse effect on the Buyer.

(e)           The Buyer shall have delivered to (i) the Seller, the Cash Consideration and  the Balance Shares; and (ii) the Escrow Agent, the Escrow Shares.

7.4.          Other Deliveries.  In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as any of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement, including notices to all third parties conducting business with the Company of the new address for notices, bills, payments, etc.

8.             General Provisions.

8.1.          Fees and Expenses.  Except as otherwise provided in this Agreement, each of the parties hereto shall bear its own expenses in connection with the transactions contemplated hereby.

8.2.          Publicity.  The parties shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NASDAQ or the rules of any other applicable exchange, or applicable law.

8.3.          Legal Fees in Event of Dispute.  In the event of any dispute between the parties to enforce or interpret any provision or right hereunder, the unsuccessful party to such dispute covenants and agrees to pay to the successful party all costs and expenses reasonably incurred, including, without limitation, reasonable attorneys’ fees and disbursements, it being understood and agreed that the determination of the “successful party” shall be included in the matters which are the subject of such dispute.

8.4.          Notices.  All notices and other communications (collectively, “Communications”) given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt or failure to accept receipt if delivered personally, by overnight courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyer:	Iconix Brand Group, Inc. 1450 Broadway, 4th Floor New York, New York 10018 Attn: Neil Cole, CEO Fax: (212) 391-0127

with copies to:	Blank Rome LLP 405 Lexington Avenue New York, New York 10174 Attn: Robert J. Mittman, Esq. Fax: (212) 885-5001

If to the Seller or Hardy:	Donald Edward Hardy 700 Lombard Street San Francisco, CA 94133 Fax: (808)734-5506

with copies to:	Arthur Cohen 2 Venture, suite 120 Irvine, California 92618 Fax: (949) 766-3041

All communications required or permitted hereunder shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not during such hours, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) three (3) business days after deposit with FedEx or other overnight courier, specifying delivery by such date, with written verification of receipt.  The designation of the Person to receive such Communications on behalf of a party or the address of any such Person for the purposes of such Communications may be changed from time to time by written notice given to the other party pursuant hereto.

8.5.          Knowledge.  For purposes of this Agreement, “knowledge,” “best knowledge,” and any other words or phrases bearing on the knowledge or awareness as to any specified matters of: (a) the Buyer shall mean the actual knowledge of any of Andrew Tarshis and Warren Clamen after reasonable inquiry of those individuals responsible for the matters represented or warranted, and (b) Hardy shall mean the actual knowledge of any of Donald Edward Hardy after reasonable inquiry of those individuals responsible for the matters represented or warranted.

8.6.          Dollar Amounts.  All dollar amounts in this Agreement are stated, and shall be interpreted to be, in United States dollars.

8.7.          Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.8.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

8.9.          Entire Agreement.  This Agreement (together with the Exhibits and Schedules annexed hereto and incorporated herewith) and the agreements referred to herein, including, but not limited to, the Operating Agreement, the Consulting Services Agreement, the Escrow Agreement and the documents related to the Conversion and the Pledge Agreement constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.10.        No Assignment.  This Agreement shall not be assigned by any party hereto, whether by operation of law or otherwise, and any such assignment shall be null and void.

8.11.        Headings.  Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8.12.        Schedules.  All references in this Agreement to Schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the representations and warranties to which they relate.  For purposes of this Agreement, information which is necessary to make a given Schedule complete and accurate, but is omitted therefrom, shall nevertheless be deemed to be contained therein if it is contained on any other Schedule attached hereto; but only if such information appears on such other Schedule in such form and detail that it is responsive to the requirements of such given Schedule.

8.13.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles.  Each party hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States located in the State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum. Each party hereby waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

8.14.        Gender and Number.  Where appropriate, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, the singular number shall be deemed to include the plural, and the plural number shall be deemed to include the singular.

8.15.        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

BUYER: ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Name: Neil Cole
Title: President and CEO

SELLER: Donald Edward Hardy and Francesca Passalacqua, trustees of the Hardy/Passalacqua Family Revocable Trust Company Name

By:	/s/ Donald Edward Hardy
Name: Donald Edward Hardy
Title: Trustee

By:	/s/ Francesca Passalacqua
Name: Francesca Passalacqua
Title: Trustee

/s/ Donald Edward Hardy
Donald Edward Hardy

[Signature page to Purchase Agreement]